Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2007

Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax

PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John D. Vollaro
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2007 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 25, 2007 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2007 third quarter was $199.7 million, or $2.76 per share, compared to $185.8 million, or $2.44 per share, for the 2006 third quarter, and $597.7 million, or $8.00 per share, for the nine months ended September 30, 2007, compared to $453.3 million, or $5.96 per share, for the 2006 period. The Company also reported after-tax operating income available to common shareholders of $209.3 million, or $2.89 per share, for the 2007 third quarter, compared to $200.1 million, or $2.62 per share, for the 2006 third quarter, and $625.7 million, or $8.37 per share, for the nine months ended September 30, 2007, compared to $514.2 million, or $6.76 per share, for the 2006 period. The Company’s after-tax operating income available to common shareholders represented a 24.2% annualized return on average common equity for the 2007 third quarter, compared to 28.0% for the 2006 third quarter, and 24.5% for the nine months ended September 30, 2007, compared to 24.9% for the 2006 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s book value per common share, including the effects of share repurchases, increased to $51.34 at September 30, 2007 from $43.97 per share at December 31, 2006. Gross and net premiums written for the 2007 third quarter were $999.2 million and $694.6 million, respectively, compared to $1.11 billion and $747.2 million, respectively, for the 2006 third quarter, and $3.31 billion and $2.32 billion, respectively, for the nine months ended September 30, 2007, compared to $3.41 billion and $2.42 billion, respectively, for the 2006 period. The Company’s combined ratio was 84.8% for the 2007 third quarter, compared to 84.3% for the 2006 third quarter, and 84.1% for the nine months ended September 30, 2007, compared to 86.3% for the 2006 period. All per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results:

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2007	2006	2007	2006

Gross premiums written	$999,159	$1,105,165	$3,311,983	$3,409,253
Net premiums written	694,630	747,225	2,324,270	2,415,502
Net premiums earned	735,529	757,573	2,232,434	2,316,624
Underwriting income	112,319	120,228	357,212	322,670

Combined ratio	84.8%	84.3%	84.1%	86.3%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except per share data)	2007	2006	2007	2006

After-tax operating income available to common shareholders	$209,299	$200,069	$625,673	$514,186
Net realized gains (losses), net of tax	13,879	(10,371)	11,874	(44,741)
Net foreign exchange losses, net of tax	(23,433)	(3,888)	(39,857)	(16,164)
Net income available to common shareholders	$199,745	$185,810	$597,690	$453,281

Diluted per common share results:
After-tax operating income available to common shareholders	$2.89	$2.62	$8.37	$6.76
Net realized gains (losses), net of tax	0.19	(0.13)	0.16	(0.59)
Net foreign exchange losses, net of tax	(0.32)	(0.05)	(0.53)	(0.21)
Net income available to common shareholders	$2.76	$2.44	$8.00	$5.96

Weighted average common shares and common share equivalents outstanding — diluted	72,378,940	76,283,910	74,734,343	76,108,510

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 54.7% and an underwriting expense ratio of 30.1% for the 2007 third quarter, compared to a loss ratio of 58.8% and an underwriting expense ratio of 25.5% for the 2006 third quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 55.9% and an underwriting expense ratio of 28.2% for the nine months ended September 30, 2007, compared to a loss ratio of 59.4% and an underwriting expense ratio of 26.9% for the 2006 period. The loss ratio of 54.7% for the 2007 third quarter was comprised of 40.8 points of paid losses, 11.2 points related to reserves for reported losses and 2.7 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through September 30, 2007.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2007 third quarter was $426.6 million, compared to $426.8 million for the 2006 third quarter, and $1.1 billion for the nine months ended September 30, 2007, compared to $1.25 billion for the 2006 period. The lower level of operating cash flows for the nine months ended September 30, 2007 primarily resulted from an increase in paid losses as the Company’s insurance and reinsurance loss reserves have continued to mature.

Net investment income was $113.2 million for the 2007 third quarter (which included a $4.6 million reduction in the carrying value of certain fixed income investments accounted for using the equity method as discussed below), compared to $101.6 million for the 2006 third quarter, and $343.2 million for the nine months ended September 30, 2007 (which included a $3.4 million increase in the carrying value of such investments), compared to $272.5 million for the 2006 period. The increase in net investment income in the 2007 periods primarily resulted from a higher level of average invested assets. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at September 30, 2007, compared to “AAA” at December 31, 2006. The average effective duration of the Company’s investment portfolio was 3.25 years at September 30, 2007, compared to 3.23 years at December 31, 2006.

The Company’s investment portfolio includes certain funds that invest in fixed income securities which, due to their ownership structure, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company's proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying fixed income securities in the funds). Changes in the carrying value of such investments, which are primarily included in ‘other investments’ on the Company’s balance sheet, are recorded in net investment income rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

The Company’s investment portfolio generated a pre-tax investment income yield of 4.73% for the 2007 third quarter, compared to 4.78% for the 2006 third quarter, and 4.88% for the nine months ended September 30, 2007, compared to 4.57% for the 2006 period. The adjustments to the carrying value of the investments accounted for using the equity method described above reduced the reported pre-tax investment income yield by 0.19% for the 2007 third quarter and increased the reported pre-tax investment yield by 0.05% for the nine months ended September 30, 2007.

For the 2007 third quarter, the effective tax rates on income before income taxes and pre-tax operating income were 1.0% and 0.9%, respectively, compared to 1.2% and 1.7%, respectively, for the 2006 third quarter. For the nine months ended September 30, 2007, the effective tax rates on income before income taxes and pre-tax operating income were 2.6% and 2.9%, respectively, compared to 5.7% and 5.3%, respectively, for the 2006 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any.

A significant portion of the Company’s catastrophe-exposed property business is written by a Bermuda-based subsidiary. As a result, on a relative basis, the Company’s effective tax rate is likely to be favorably affected in periods that have a low level of catastrophic losses incurred and adversely impacted in periods with significant catastrophic claims activity. The Company reduced its estimated annual effective tax rate on pre-tax operating income during the 2007 third quarter, primarily due to the low level of catastrophic losses incurred in the period. The impact of applying the lower effective tax rate on pre-tax operating income for the six months ended June 30, 2007 increased the Company’s after-tax results for the 2007 third quarter by $4.5 million, or $0.06 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2007 will be in the range of 2.0% to 3.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. Such expenses are included in the Company’s acquisition expenses.

Net foreign exchange losses for the 2007 third quarter of $23.7 million consisted of net unrealized losses of $22.5 million and net realized losses of $1.2 million, compared to net foreign exchange losses for the 2006 third quarter of $4.3 million, which consisted of net unrealized losses of $10.9 million and net realized gains of $6.6 million. Net foreign exchange losses for the nine months ended September 30, 2007 of $39.8 million consisted of net unrealized losses of $45.6 million and net realized gains of $5.8 million, compared to net foreign exchange losses for the 2006 period of $15.7 million, which consisted of net unrealized losses of $18.9 million and net realized gains of $3.2 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The net foreign exchange losses for the 2007 periods resulted from a weakening of the U.S. Dollar. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 72.4 million in the 2007 third quarter, compared to 76.3 million in the 2006 third quarter, and 74.7 million for the nine months ended September 30, 2007, compared to 76.1 million in the 2006 period. The lower level of weighted average shares outstanding in the 2007 periods was primarily due to the weighted average impact of share repurchases as discussed below, partially offset by increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method and the exercise of stock options. Under the treasury stock method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases.

On February 28, 2007, ACGL’s Board of Directors authorized the investment of up to $1 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2009. During the 2007 third quarter and nine months ended September 30, 2007, ACGL repurchased approximately 2.2 million and 5.8 million common shares, respectively, under the share repurchase program for an aggregate purchase price of $145.7 million and $400.7 million, respectively. As a result of the share repurchase transactions, book value per common share was reduced by $1.37 per share at September 30, 2007 and weighted average shares outstanding for the 2007 third quarter and nine months ended September 30, 2007 were reduced by 4.9 million and 2.3 million shares, respectively. The timing and amount of the repurchase transactions under this program will depend on a variety of factors, including market conditions and corporate and regulatory considerations.

At September 30, 2007, the Company’s capital of $4.17 billion consisted of $300.0 million of senior notes, representing 7.2% of the total, $325.0 million of preferred shares, representing 7.8% of the total, and common shareholders’ equity of $3.55 billion, representing the balance. The increase in the Company’s capital during 2007 of $284.2 million was primarily attributable to operating income for 2007 and an after-tax increase in the fair value of the Company’s investment portfolio, partially offset by $400.7 million of share repurchases during the period. The increase in the fair value of the Company’s investment portfolio primarily resulted from changes in the level of interest and foreign exchange rates in the 2007 third quarter.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, October 26, 2007. A live webcast of this call will be available via the Media-Earnings Webcasts section of the

Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on October 26 through midnight Eastern Time on November 26, 2007. A telephone replay of the conference call also will be available beginning on October 26 at 1:00 p.m. Eastern Time until November 2 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 31251662), and international callers should dial 617-801-6888 (passcode 31251662).

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.2 billion in capital at September 30, 2007, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in light of the rapid growth of its business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through September 30, 2007;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies; and

•                        statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Selected Information on Losses and Loss Adjustment Expenses

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2007	2006	2007	2006

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$300,143	$244,903	$833,016	$726,132
Increase in unpaid losses and loss adjustment expenses	102,552	200,845	415,403	650,049
Total losses and loss adjustment expenses	$402,695	$445,748	$1,248,419	$1,376,181

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Impact on losses and loss adjustment expenses:
Insurance	$(8,192)	$4,891	$(5,839)	$(1,992)
Reinsurance	(54,829)	(27,784)	(140,166)	(27,783)
Total	$(63,021)	$(22,893)	$(146,005)	$(29,775)

Impact on acquisition expenses, net:
Insurance	$696	—	$5,191	—
Reinsurance	12,661	$(1,527)	15,695	$(6,355)
Total	$13,357	$(1,527)	$20,886	$(6,355)

Net impact on underwriting results:
Insurance	$(7,496)	$4,891	$(648)	$(1,992)
Reinsurance	(42,168)	(29,311)	(124,471)	(34,138)
Total	$(49,664)	$(24,420)	$(125,119)	$(36,130)

Impact on loss ratio:
Insurance	(1.9)%	1.2%	(0.5)%	(0.2)%
Reinsurance	(17.9)%	(8.3)%	(14.6)%	(2.5)%
Total	(8.6)%	(3.0)%	(6.5)%	(1.3)%

Impact on acquisition expense ratio:
Insurance	0.2%	—	0.4%	—
Reinsurance	4.1%	(0.5)%	1.6%	(0.5)%
Total	1.8%	(0.2)%	0.9%	(0.3)%

Impact on combined ratio:
Insurance	(1.7)%	1.2%	(0.1)%	(0.2)%
Reinsurance	(13.8)%	(8.8)%	(13.0)%	(3.0)%
Total	(6.8)%	(3.2)%	(5.6)%	(1.6)%

Estimated net losses incurred from current period catastrophic events (1)
Insurance	—	—	—	—
Reinsurance	$19,911	$8,992	$47,769	$36,620
Total	$19,911	$8,992	$47,769	$36,620

Impact on loss ratio:
Insurance	—	—	—	—
Reinsurance	6.5%	2.7%	5.0%	3.3%
Total	2.7%	1.2%	2.1%	1.6%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda operations and (ii) all catastrophe losses incurred by its U.S. operations.

Annualized Operating Return on Average Common Equity

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2007	2006	2007	2006

After-tax operating income available to common shareholders	$209,299	$200,069	$625,673	$514,186
Annualized after-tax operating income available to common shareholders	837,196	800,276	834,231	685,581

Beginning common shareholders’ equity	3,379,067	2,690,780	3,265,619	2,480,527
Ending common shareholders’ equity	3,549,795	3,021,249	3,549,795	3,021,249
Average common shareholders’ equity	3,464,431	2,856,015	3,407,707	2,750,888

Annualized operating return on average common equity	24.2%	28.0%	24.5%	24.9%

Book Value Per Common Share and Share Repurchases

	(Unaudited)
	September 30,	December 31,
(U.S. dollars in thousands, except share data)	2007	2006

Calculation of book value per common share:
Total shareholders’ equity	$3,874,795	$3,590,619
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	3,549,795	3,265,619
Common shares outstanding (1)	69,141,795	74,270,466
Book value per common share	$51.34	$43.97

Effect of share repurchases during year-to-date period:
Aggregate market price of shares repurchased	$400,705
Shares repurchased	5,812,443
Average market price per share repurchased	$68.94

Estimated dilutive impact on ending book value per common share (2)	$(1.37)

(1)        Excludes the effects of 5,598,114 and 5,669,994 stock options and 117,287 and 91,514 restricted stock units outstanding at September 30, 2007 and December 31, 2006, respectively.

(2)        As the average price per share repurchased during the period exceeded the book value per common share at September 30, 2007, the repurchase of shares during the period reduced book value per common share.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Investment Information

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2007	2006	2007	2006

Net investment income:
Before equity method adjustments to market value	$117,807	$101,622	$339,815	$272,451
Investments accounted for using the equity method (1)	(4,626)	—	3,354	—
As reported	$113,181	$101,622	$343,169	$272,451

Contribution to pre-tax investment income yield (at amortized cost):
Before equity method adjustments to market value	4.92%	4.78%	4.83%	4.57%
Investments accounted for using the equity method (1)	(0.19)%	—	0.05%	—
As reported	4.73%	4.78%	4.88%	4.57%

After-tax investment income yield (at amortized cost)	4.56%	4.61%	4.72%	4.40%

Cash flow from operations	$426,583	$426,832	$1,103,586	$1,249,986

	(Unaudited)
	September 30,	December 31,
	2007	2006

Investable assets:
Total cash and investments (2)	$10,290,478	$9,319,148
Securities transactions entered into but not settled at the balance sheet date	(432,835)	(227,941)
Investable assets	$9,857,643	$9,091,207

Fixed income portfolio (2):
Average effective duration (in years)	3.25	3.23
Average credit quality (Standard & Poors)	AA+	AAA
Imbedded book yield (3)	5.11%	4.97%

(1)          The Company’s investment portfolio includes certain funds that invest in fixed income securities which, due to their ownership structure, are accounted for by the Company using the equity method. The equity method adjustments to market value equal the changes in net asset values of such investments which are included in net investment income (rather than as in the unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments).

(2)          Includes fixed maturities pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

(3)          Before investment expenses.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Net premiums written	$694,630	$747,225	$2,324,270	$2,415,502
Decrease (increase) in unearned premiums	40,899	10,348	(91,836)	(98,878)
Net premiums earned	735,529	757,573	2,232,434	2,316,624
Net investment income	113,181	101,622	343,169	272,451
Net realized gains (losses)	14,147	(11,115)	9,409	(46,700)
Fee income	1,610	2,269	5,670	7,542
Other income	2,696	—	3,565	—
Total revenues	867,163	850,349	2,594,247	2,549,917

Expenses
Losses and loss adjustment expenses	402,695	445,748	1,248,419	1,376,181
Acquisition expenses	131,424	117,529	368,829	395,782
Other operating expenses	95,545	82,791	286,863	250,135
Interest expense	5,524	5,361	16,570	16,567
Net foreign exchange losses	23,656	4,251	39,848	15,650
Total expenses	658,844	655,680	1,960,529	2,054,315

Income before income taxes	208,319	194,669	633,718	495,602

Income tax expense	2,113	2,371	16,645	28,127

Net income	206,206	192,298	617,073	467,475

Preferred dividends	6,461	6,488	19,383	14,194

Net income available to common shareholders	$199,745	$185,810	$597,690	$453,281

Net income per common share
Basic	$2.87	$2.54	$8.30	$6.20
Diluted	$2.76	$2.44	$8.00	$5.96

Weighted average common shares and common share equivalents outstanding
Basic	69,561,789	73,244,138	71,980,194	73,111,759
Diluted	72,378,940	76,283,910	74,734,343	76,108,510

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30,	December 31,
	2007	2006
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2007, $7,304,883; 2006, $6,858,970)	$7,342,238	$6,876,548
Short-term investments available for sale, at fair value (amortized cost: 2007, $1,305,419; 2006, $956,926)	1,315,903	957,698
Short-term investment of funds received under securities lending agreements, at fair value	920,306	891,376
Other investments (cost: 2007, $461,419; 2006, $282,923)	497,158	307,082
Cash	250,804	317,017
Total investments and cash	10,326,409	9,349,721

Accrued investment income	70,697	68,440
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	884,375	860,803
Premiums receivable	902,987	749,961
Funds held by reinsureds	76,302	82,385
Unpaid losses and loss adjustment expenses recoverable	1,581,909	1,552,157
Paid losses and loss adjustment expenses recoverable	132,039	122,149
Prepaid reinsurance premiums	541,529	470,138
Deferred income tax assets, net	64,474	63,606
Deferred acquisition costs, net	301,974	290,999
Receivable for securities sold	82,383	190,168
Other assets	498,924	511,940
Total Assets	$15,464,002	$14,312,467

Liabilities
Reserve for losses and loss adjustment expenses	$6,949,449	$6,463,041
Unearned premiums	1,960,228	1,791,922
Reinsurance balances payable	336,134	301,679
Senior notes	300,000	300,000
Deposit accounting liabilities	43,681	45,107
Securities lending collateral	920,306	891,376
Payable for securities purchased	515,218	418,109
Other liabilities	564,191	510,614
Total Liabilities	11,589,207	10,721,848

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
- Series A (issued: 2007 and 2006, 8,000,000)	80	80
- Series B (issued: 2007 and 2006, 5,000,000)	50	50
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2007, 69,141,795; 2006, 74,270,466)	691	743
Additional paid-in capital	1,577,284	1,944,304
Retained earnings	2,193,708	1,596,018
Accumulated other comprehensive income, net of deferred income tax	102,982	49,424
Total Shareholders’ Equity	3,874,795	3,590,619
Total Liabilities and Shareholders’ Equity	$15,464,002	$14,312,467

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	(Unaudited) Nine Months Ended

	September 30,
	2007	2006
Non-Cumulative Preferred Shares
Balance at beginning of period	$130	$—
Preferred shares issued	—	130
Balance at end of period	130	130

Common Shares
Balance at beginning of year	743	733
Common shares issued, net	6	7
Purchases of common shares under share repurchase program	(58)	—
Balance at end of period	691	740

Additional Paid-in Capital
Balance at beginning of year	1,944,304	1,595,440
Cumulative effect of change in accounting for unearned stock grant compensation	—	(9,646)
Series A non-cumulative preferred shares issued	—	193,377
Series B non-cumulative preferred shares issued	—	120,881
Common shares issued	405	410
Exercise of stock options	15,094	17,585
Common shares retired	(403,027)	(1,279)
Amortization of share-based compensation	19,552	11,621
Other	956	525
Balance at end of period	1,577,284	1,928,914

Deferred Compensation Under Share Award Plan
Balance at beginning of year	—	(9,646)
Cumulative effect of change in accounting for unearned stock grant compensation	—	9,646
Balance at end of period	—	—

Retained Earnings
Balance at beginning of year	1,593,907	901,348
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	2,111	—
Balance at beginning of year, as adjusted	1,596,018	901,348
Dividends declared on preferred shares	(19,383)	(14,194)
Net income	617,073	467,475
Balance at end of period	2,193,708	1,354,629

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	51,535	(7,348)
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	(2,111)	—
Balance at beginning of year, as adjusted	49,424	(7,348)
Change in unrealized appreciation in value of investments, net of deferred income tax	38,303	72,408
Foreign currency translation adjustments, net of deferred income tax	15,255	(3,224)
Balance at end of period	102,982	61,836

Total Shareholders’ Equity	$3,874,795	$3,346,249

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	(Unaudited) Nine Months Ended September 30,

	2007	2006
Comprehensive Income
Net income	$617,073	$467,475
Other comprehensive income, net of deferred income tax
Unrealized decline in value of investments:
Unrealized holding gains arising during period	54,596	22,675
Reclassification of net realized (gains) losses, net of income taxes, included in net income	(16,293)	49,733
Foreign currency translation adjustments	15,255	(3,224)
Other comprehensive income	53,558	69,184
Comprehensive Income	$670,631	$536,659

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited) Nine Months Ended September 30,

	2007	2006
Operating Activities
Net income	$617,073	$467,475
Adjustments to reconcile net income to net cash provided by operating activities:

Net realized (gains) losses	(9,180)	46,788
Other income	(3,565)	—
Share-based compensation	19,552	11,621
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	454,607	684,107
Unearned premiums, net of prepaid reinsurance premiums	96,585	104,009
Premiums receivable	(149,684)	(228,099)
Deferred acquisition costs, net	(10,943)	3,551
Funds held by reinsureds	6,083	73,759
Reinsurance balances payable	31,496	162,430
Deferred income tax assets, net	(7,209)	(6,419)
Other liabilities	30,682	40,646
Other items, net	28,089	(109,882)
Net Cash Provided By Operating Activities	1,103,586	1,249,986

Investing Activities
Purchases of fixed maturity investments	(14,351,106)	(11,905,546)
Proceeds from sales of fixed maturity investments	13,639,106	10,328,588
Proceeds from redemptions and maturities of fixed maturity investments	494,512	371,202
Purchases of other investments	(229,227)	(215,052)
Proceeds from sales of other investments	62,329	6,329
Net purchases of short-term investments	(368,123)	(182,394)
Change in securities lending collateral	(28,930)	48,949
Purchases of furniture, equipment and other	(12,605)	(9,032)
Net Cash Used For Investing Activities	(794,044)	(1,556,956)

Financing Activities
Purchases of common shares under share repurchase program	(400,705)	—
Proceeds from common shares issued, net	8,639	12,165
Proceeds from preferred shares issued, net of issuance costs	—	314,388
Change in securities lending collateral	28,930	(48,949)
Excess tax benefits from share-based compensation	4,289	3,706
Preferred dividends paid	(19,383)	(10,892)
Net Cash (Used For) Provided By Financing Activities	(378,230)	270,418

Effects of exchange rate changes on foreign currency cash	2,475	2,214

Decrease in cash	(66,213)	(34,338)
Cash beginning of year	317,017	222,477
Cash end of period	$250,804	$188,139

Income taxes paid, net	$3,117	$35,446
Interest paid	$11,025	$11,067

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments — insurance and reinsurance — and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines, including: casualty; construction, surety and national accounts; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateral protection, excess workers’ compensation and employers’ liability business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment include dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	(Unaudited) Three Months Ended September 30, 2007

(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$722,688	$286,272	$999,159
Net premiums written	460,019	234,611	694,630

Net premiums earned	$429,584	$305,945	$735,529
Fee income	1,036	574	1,610
Losses and loss adjustment expenses	(273,896)	(128,799)	(402,695)
Acquisition expenses, net	(52,880)	(78,544)	(131,424)
Other operating expenses	(68,548)	(22,153)	(90,701)
Underwriting income	$35,296	$77,023	112,319

Net investment income			113,181
Net realized gains			14,147
Other income			2,696
Other expenses			(4,844)
Interest expense			(5,524)
Net foreign exchange losses			(23,656)
Income before income taxes			208,319
Income tax expense			(2,113)

Net income			206,206
Preferred dividends			(6,461)
Net income available to common shareholders			$199,745

Underwriting Ratios
Loss ratio	63.8%	42.1%	54.7%
Acquisition expense ratio (2)	12.1%	25.7%	17.8%
Other operating expense ratio	16.0%	7.2%	12.3%
Combined ratio	91.9%	75.0%	84.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited) Three Months Ended September 30, 2006

(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$750,609	$366,833	$1,105,165
Net premiums written	470,619	276,606	747,225

Net premiums earned	$424,657	$332,916	$757,573
Fee income	1,293	976	2,269
Losses and loss adjustment expenses	(261,553)	(184,195)	(445,748)
Acquisition expenses, net	(43,162)	(74,367)	(117,529)
Other operating expenses	(63,350)	(12,987)	(76,337)
Underwriting income	$57,885	$62,343	120,228

Net investment income			101,622
Net realized losses			(11,115)
Other income			—
Other expenses			(6,454)
Interest expense			(5,361)
Net foreign exchange losses			(4,251)
Income before income taxes			194,669
Income tax expense			(2,371)

Net income			192,298
Preferred dividends			(6,488)
Net income available to common shareholders			$185,810

Underwriting Ratios
Loss ratio	61.6%	55.3%	58.8%
Acquisition expense ratio (2)	10.0%	22.3%	15.4%
Other operating expense ratio	14.9%	3.9%	10.1%
Combined ratio	86.5%	81.5%	84.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited) Nine Months Ended September 30, 2007

(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$2,068,623	$1,272,274	$3,311,983
Net premiums written	1,340,191	984,079	2,324,270

Net premiums earned	$1,275,991	$956,443	$2,232,434
Fee income	3,737	1,933	5,670
Losses and loss adjustment expenses	(805,876)	(442,543)	(1,248,419)
Acquisition expenses, net	(147,107)	(221,722)	(368,829)
Other operating expenses	(207,711)	(55,933)	(263,644)
Underwriting income	$119,034	$238,178	357,212

Net investment income			343,169
Net realized gains			9,409
Other income			3,565
Other expenses			(23,219)
Interest expense			(16,570)
Net foreign exchange losses			(39,848)
Income before income taxes			633,718
Income tax expense			(16,645)

Net income			617,073
Preferred dividends			(19,383)
Net income available to common shareholders			$597,690

Underwriting Ratios
Loss ratio	63.2%	46.3%	55.9%
Acquisition expense ratio (2)	11.3%	23.2%	16.4%
Other operating expense ratio	16.3%	5.8%	11.8%
Combined ratio	90.8%	75.3%	84.1%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited) Nine Months Ended September 30, 2006

(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$2,013,910	$1,430,742	$3,409,253
Net premiums written	1,277,175	1,138,327	2,415,502

Net premiums earned	$1,190,788	$1,125,836	$2,316,624
Fee income	3,950	3,592	7,542
Losses and loss adjustment expenses	(760,727)	(615,454)	(1,376,181)
Acquisition expenses, net	(122,322)	(273,460)	(395,782)
Other operating expenses	(189,115)	(40,418)	(229,533)
Underwriting income	$122,574	$200,096	322,670

Net investment income			272,451
Net realized losses			(46,700)
Other income			—
Other expenses			(20,602)
Interest expense			(16,567)
Net foreign exchange losses			(15,650)
Income before income taxes			495,602
Income tax expense			(28,127)

Net income			467,475
Preferred dividends			(14,194)
Net income available to common shareholders			$453,281

Underwriting Ratios
Loss ratio	63.9%	54.7%	59.4%
Acquisition expense ratio (2)	10.1%	24.3%	17.0%
Other operating expense ratio	15.9%	3.6%	9.9%
Combined ratio	89.9%	82.6%	86.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended September 30,

	2007			2006
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount		% of Total	Amount	% of Total

Net premiums written
Professional liability	$94,816		20.6	$88,948	18.9
Property, marine and aviation	85,361		18.6	107,395	22.8
Programs	67,792		14.7	64,558	13.7
Construction, surety and national accounts	67,776		14.7	74,870	15.9
Executive assurance	46,845		10.2	51,769	11.0
Casualty	46,209		10.0	51,659	11.0
Healthcare	15,952		3.5	17,051	3.6
Other	35,268	(1)	7.7	14,369	3.1
Total	$460,019		100.0	$470,619	100.0

Net premiums earned
Professional liability	$81,726		19.0	$71,165	16.7
Property, marine and aviation	81,430		19.0	89,294	21.0
Programs	59,518		13.9	58,066	13.7
Construction, surety and national accounts	72,061		16.8	65,696	15.5
Executive assurance	46,481		10.8	49,641	11.7
Casualty	50,049		11.6	61,903	14.6
Healthcare	16,249		3.8	17,595	4.1
Other	22,070	(1)	5.1	11,297	2.7
Total	$429,584		100.0	$424,657	100.0

Net premiums written by client location
United States	$356,246		77.5	$364,726	77.5
Europe	57,686		12.5	69,012	14.7
Other	46,087		10.0	36,881	7.8
Total	$460,019		100.0	$470,619	100.0

(1)          Includes excess workers’ compensation and employers’ liability business.

	(Unaudited)
	Nine Months Ended
	September 30,
	2007			2006
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount		% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$274,929		20.5	$250,753	19.6
Professional liability	246,822		18.4	214,957	16.8
Construction, surety and national accounts	215,487		16.1	222,216	17.4
Programs	185,270		13.8	181,604	14.2
Casualty	146,539		10.9	169,052	13.2
Executive assurance	138,840		10.4	151,201	11.9
Healthcare	49,866		3.7	49,365	3.9
Other	82,438	(1)	6.2	38,027	3.0
Total	$1,340,191		100.0	$1,277,175	100.0

Net premiums earned
Property, marine and aviation	$255,621		20.0	$207,045	17.4
Professional liability	240,997		18.9	190,849	16.0
Construction, surety and national accounts	206,725		16.2	200,366	16.8
Programs	172,764		13.5	172,933	14.5
Casualty	154,161		12.1	185,832	15.6
Executive assurance	139,269		10.9	149,424	12.6
Healthcare	53,200		4.2	52,141	4.4
Other	53,254	(1)	4.2	32,198	2.7
Total	$1,275,991		100.0	$1,190,788	100.0

Net premiums written by client location
United States	$1,037,984		77.5	$1,032,924	80.9
Europe	193,589		14.4	156,525	12.2
Other	108,618		8.1	87,726	6.9
Total	$1,340,191		100.0	$1,277,175	100.0

(1)          Includes excess workers’ compensation and employers’ liability business.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	September 30,
	2007		2006
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$103,718	44.2	$131,719	47.6
Property excluding property catastrophe (2)	43,341	18.5	56,984	20.6
Property catastrophe	35,268	15.1	31,052	11.2
Other specialty	33,145	14.1	36,798	13.3
Marine and aviation	17,903	7.6	21,774	7.9
Other	1,236	0.5	(1,721)	(0.6)
Total	$234,611	100.0	$276,606	100.0

Net premiums earned
Casualty (1)	$115,862	37.9	$151,820	45.6
Property excluding property catastrophe (2)	62,699	20.5	71,192	21.4
Property catastrophe	53,703	17.5	38,378	11.5
Other specialty	49,232	16.1	48,865	14.7
Marine and aviation	21,889	7.2	22,929	6.9
Other	2,560	0.8	(268)	(0.1)
Total	$305,945	100.0	$332,916	100.0

Net premiums written
Pro rata	$185,329	79.0	$220,552	79.7
Excess of loss	49,282	21.0	56,054	20.3
Total	$234,611	100.0	$276,606	100.0

Net premiums earned
Pro rata	$211,169	69.0	$243,473	73.1
Excess of loss	94,776	31.0	89,443	26.9
Total	$305,945	100.0	$332,916	100.0

Net premiums written by client location
United States	$129,079	55.0	$145,647	52.7
Bermuda	49,028	20.9	38,285	13.8
Europe	43,481	18.5	67,064	24.2
Other	13,023	5.6	25,610	9.3
Total	$234,611	100.0	$276,606	100.0

(1)          Includes professional liability and executive assurance business.

(2)          Includes facultative business.

	(Unaudited)
	Nine Months Ended
	September 30,
	2007		2006
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$358,300	36.4	$470,823	41.4
Property excluding property catastrophe (2)	207,638	21.1	252,551	22.2
Property catastrophe	193,441	19.7	135,174	11.9
Other specialty	135,112	13.7	194,555	17.1
Marine and aviation	81,430	8.3	83,752	7.3
Other	8,158	0.8	1,472	0.1
Total	$984,079	100.0	$1,138,327	100.0

Net premiums earned
Casualty (1)	$387,418	40.5	$506,491	45.0
Property excluding property catastrophe (2)	200,475	21.0	232,480	20.6
Property catastrophe	126,545	13.2	136,965	12.2
Other specialty	153,856	16.1	177,754	15.8
Marine and aviation	78,532	8.2	70,280	6.2
Other	9,617	1.0	1,866	0.2
Total	$956,443	100.0	$1,125,836	100.0

Net premiums written
Pro rata	$634,116	64.4	$781,525	68.7
Excess of loss	349,963	35.6	356,802	31.3
Total	$984,079	100.0	$1,138,327	100.0

Net premiums earned
Pro rata	$682,423	71.4	$860,199	76.4
Excess of loss	274,020	28.6	265,637	23.6
Total	$956,443	100.0	$1,125,836	100.0

Net premiums written by client location
United States	$589,526	59.9	$651,639	57.2
Europe	205,529	20.9	305,990	26.9
Bermuda	147,720	15.0	105,967	9.3
Other	41,304	4.2	74,731	6.6
Total	$984,079	100.0	$1,138,327	100.0

(1)          Includes professional liability and executive assurance business.

(2)          Includes facultative business.

Discussion of 2007 Third Quarter Performance

Insurance Segment

	(Unaudited)
	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2007	2006

Gross premiums written	$722,688	$750,609
Net premiums written	460,019	470,619
Net premiums earned	429,584	424,657
Underwriting income	35,296	57,885

Loss ratio	63.8%	61.6%
Acquisition expense ratio	12.1%	10.0%
Other operating expense ratio	16.0%	14.9%
Combined ratio	91.9%	86.5%

Gross premiums written by the insurance segment in the 2007 third quarter were 3.7% lower than in the 2006 third quarter, while net premiums written were 2.3% lower. Net premiums written were lower across most of the insurance segment’s lines of business, partially offset by growth in excess workers’ compensation and employers’ liability business, a line of  business which the insurance segment began writing in 2007 (included in ‘other’). Net premiums earned by the insurance segment in the 2007 third quarter were 1.2% higher than in the 2006 third quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The insurance segment’s loss ratio was 63.8% in the 2007 third quarter, compared to 61.6% for the 2006 third quarter. Large loss activity contributed 3.8 points to the loss ratio in the 2007 third quarter, while the 2006 third quarter did not include significant large loss activity. The 2007 third quarter loss ratio reflected a 1.9 point reduction related to estimated net favorable development in prior year loss reserves, compared to 1.2 points related to estimated net adverse development in prior year loss reserves in the 2006 third quarter. The estimated net favorable development in the 2007 third quarter was primarily in the healthcare and property lines of business.

The insurance segment’s underwriting expense ratio was 28.1% in the 2007 third quarter, compared to 24.9% in the 2006 third quarter. The acquisition expense ratio was 12.1% for the 2007 third quarter, compared to 10.0% for the 2006 third quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. The higher acquisition expense ratio in the 2007 third quarter primarily resulted from changes in the form of reinsurance ceded and changes in the mix of business and also included 0.2 points related to favorable prior year loss development. The insurance segment’s other operating expense ratio was 16.0% for the 2007 third quarter, compared to 14.9% for the 2006 third quarter. The 2006 third quarter ratio reflected the impact of several adjustments which reduced operating expenses in the period.

Reinsurance Segment

	(Unaudited)
	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2007	2006

Gross premiums written	$286,272	$366,833
Net premiums written	234,611	276,606
Net premiums earned	305,945	332,916
Underwriting income	77,023	62,343

Loss ratio	42.1%	55.3%
Acquisition expense ratio	25.7%	22.3%
Other operating expense ratio	7.2%	3.9%
Combined ratio	75.0%	81.5%

Gross premiums written by the reinsurance segment in the 2007 third quarter were 22.0% lower than in the 2006 third quarter, with reductions across most casualty and property lines. The decrease in casualty business was in response to increasing competition while the decline in property business primarily resulted from non-renewals and reductions in premium estimates for business written in prior periods. In general, the pricing environment for catastrophe-exposed property and marine lines remained attractive in the 2007 third quarter.

Ceded premiums written by the reinsurance segment were 18.0% of gross premiums written for the 2007 third quarter, compared to 24.6% for the 2006 third quarter. Arch Re Bermuda ceded $51.4 million, or 17.9% of gross premiums written, of certain lines of property and marine premiums written to Flatiron Re Ltd. in the 2007 third quarter, compared to $77.8 million, or 21.2%, in the 2006 third quarter. The higher amount of business ceded in the 2006 third quarter primarily resulted from an increase in the percentage of business ceded by Arch Re Bermuda to Flatiron Re Ltd. from 45% to 70% of all covered business bound between June 28, 2006 to August 15, 2006. The ceding percentage for all business bound outside of this period was 45%. On an earned basis, Arch Re Bermuda ceded $68.0 million to Flatiron Re Ltd. in the 2007 third quarter, compared to $52.0 million in the 2006 third quarter. Primarily as a result of the lower level of business ceded to Flatiron Re Ltd. in the 2007 third quarter discussed above, the decrease in net premiums written was lower than the decrease in gross premiums written.

Net premiums earned by the reinsurance segment in the 2007 third quarter were 8.1% lower than in the 2006 third quarter. The decrease in net premiums earned in the 2007 third quarter primarily resulted from changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 42.1% in the 2007 third quarter, compared to 55.3% for the 2006 third quarter.  The loss ratio for the 2007 third quarter reflected a 17.9 point reduction related to estimated net favorable development in prior year loss reserves, compared to an 8.3 point reduction in the 2006 third quarter. The estimated net favorable development in the 2007 third quarter was primarily attributable to short-tail lines of business. The 2007 third quarter loss ratio also reflected approximately 6.5 points of catastrophic activity, while the 2006 third quarter loss ratio reflected approximately 2.7 points of catastrophic activity. In addition, the 2007 third quarter loss ratio compared to the 2006 third quarter benefited from better experience recorded in the other specialty line as well as from a lower level of attritional losses recorded in property business.

The underwriting expense ratio for the reinsurance segment was 32.9% in the 2007 third quarter, compared to 26.2% in the 2006 third quarter. The acquisition expense ratio for the 2007 third quarter was 25.7%, compared to 22.3% for the 2006 third quarter. The acquisition expense ratio for the 2007 third quarter included 4.1 points related to favorable prior year loss development, compared to a decrease of 0.5 points in the 2006 third quarter. In addition, the acquisition expense ratio included commission income (in excess of the reimbursement of direct acquisition expenses) on the quota-share reinsurance treaty with Flatiron Re Ltd. which reduced the 2007 third quarter acquisition expense ratio by 2.6 points, compared to 2.4 points in the 2006 third quarter. The acquisition expense ratio is also influenced by, among other things, the mix and type of business written and earned. The reinsurance segment’s other operating expense ratio was 7.2% for the 2007 third quarter, compared to 3.9% for the 2006 third quarter. The higher ratio in the 2007 third quarter primarily resulted from expenses related to the reinsurance segment’s property facultative reinsurance operation, which commenced operations during the 2007 second quarter, and a lower level of net premiums earned.